Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Leo Wang	Mr. Crocker Coulson
Chief Financial Officer	President
China Wind Systems, Inc.	CCG Investor Relations
Tel: +1-877-224-6696 x705	Tel: +1-646-213-1915 (NY office)
Email: leo.wang@chinawindsystems.com	Email: crocker.coulson@ccgir.com
www.chinawindsystems.com	www.ccgirasia.com

For Immediate Release

China Wind Systems, Inc. Signs Preliminary Agreement to Supply ESR Products

Wuxi, Jiangsu Province, China – December 9, 2009 – China Wind Systems, Inc. (OTC Bulletin Board: CHWY.OB) (“China Wind Systems” or the “Company”), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, today announced that the Company has recently signed a preliminary agreement with Shanghai Jing An Metal Materials, Co., Ltd. (“Shanghai Jing An”) to supply 12,000 tons of electro-slag remelted (ESR) products.

The Company will deliver the ESR product order to Shanghai Jing An during a two-and-a-half year period commencing approximately in March 2010 after construction of the Company’s ESR production line is completed. The current selling price per ton of the contract’s ESR products is approximately RMB 20,000 to RMB 28,000, as determined by the specification of the materials contained in the purchase order. However, the final price is subject to prevailing market rates. Although the preliminary agreement does not specify delivery dates, the Company expects to deliver the first 4,000 tons in 2010. Given the size of purchase order, China Wind Systems anticipates that the contract will utilize almost all of its ESR production capacity during the approximate two-and-a-half year period to supply the 12,000 tons of product.

“This contract, representing our first order for our new ESR production line, validates our strategic decision to enter into this product segment,” commented Mr. Jianhua Wu, Chairman and CEO of China Wind Systems, Inc. “We are committed to supplying high quality ESR products and anticipate growing this business over time.”

About China Wind Systems, Inc.
China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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